EXHIBIT 3.2
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
NORTHERN STATES FINANCIAL CORPORATION
     Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, Northern States Financial Corporation, a Delaware corporation, hereby certifies that:
     First: At a meeting held on February 17, 1998, the Board of Directors of the Corporation adopted the following resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring such amendments to be advisable and directing that such amendments be considered and voted on at the next annual meeting of the stockholders of the Corporation:
     Resolved, That it is hereby declared advisable by this Board of Directors that (a) the number and par value of the shares of Common Stock which this Corporation shall have authority to issue be changed from 1,750,000 shares, of the par value of $2.00 per share, to 6,500,000 shares, of the par value of $0.40 per share, and (b) each issued share of the Corporation’s Common Stock, of the par value of $2.00 per share, be reclassified by changing and subdividing the same into five shares of Common Stock, of the par value of $0.40 per share, such changes to be effected by amendments (the “Amendments”) to the Corporation’s Certificate of Incorporation as follows:
     (i) Article Fourth of the Certificate of Incorporation of the Corporation shall be amended in its entirety to read as follows:
“Fourth. The total number of shares of stock which the Corporation shall have authority to issue is Six Million Five Hundred Thousand (6,500,000) shares, all of one class, designated Common Stock, of the par value of $0.40 per share.”
     (ii) At the time when the Amendments become effective pursuant to the Delaware General Corporation Law (the “Effective Time”), each share of Common Stock of the Corporation, of the par value of $2.00 per share, which is issued immediately prior to the Effective Time (whether then outstanding or held in the Corporation’s treasury), shall be changed and subdivided into five issued shares of Common Stock of the Corporation, of the par value of $0.40 per share, each of which shall for all purposes be deemed to be fully paid and nonassessable.
     (iii) Each certificate which immediately prior to the Effective Time represented issued shares of Common Stock of the Corporation, of the par value of $2.00 per share, shall continue at and after the Effective Time to represent the same number of issued shares of Common Stock of the Corporation, of the par value of $0.40 per share.
     (iv) Each holder of shares of Common Stock of the Corporation, of the par value of $2.00 per share, of record immediately prior to the Effective Time, shall be entitled to receive as soon as practicable thereafter, without surrender of the certificate or certificates representing such shares, a certificate representing four additional shares of Common Stock of the Corporation, of the par value of $0.40 per share, for each share held of record immediately prior to the Effective Time.
     Resolved Further, That the Amendments shall not result in any change in (a) the capital of the Corporation as determined pursuant to the Delaware General Corporation Law or (b) the paid-in capital of the Corporation as determined pursuant to the Illinois Business Corporation Act.
     Second: At the annual meeting of stockholders of the Corporation held on April 23, 1998, the aforesaid amendments to the Certificate of Incorporation of the Corporation were adopted by affirmative vote of the holders of more than a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon.
     Third: The aforesaid amendments to the Certificate of Incorporation of the Corporation have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
     Fourth: The aforesaid amendments to the Certificate of Incorporation of the Corporation shall become effective at 11:59 P.M., Eastern Daylight Time, on May 5, 1998.
     In Witness Whereof, this instrument has been executed and delivered for and on behalf and in the name of the Corporation by its officers thereunto duly authorized on April 23, 1998.

Northern States Financial Corporation
By	/s/ Fred Abdula
Fred Abdula, Chairman of the Board of Directors and President

ATTEST:
/s/ Helen Rumsa
Helen Rumsa, Secretary